UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2013

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd. St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 725-4477
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
On December 11, 2013, the Company entered into an agreement (the “Purchase Agreement”) with Mark Mitchell and his affiliate, pursuant to which the Company would acquire 68.2% of U.S. Medical Management, LLC (“USMM”). The closing is expected to occur in the first quarter of 2014, subject to customary closing conditions.
The purchase price is expected to be approximately $200 million and will be funded with a combination of one-third cash and two-thirds Company common stock (“Common Stock”). The number of shares to be issued is estimated to be in a range of 2.3 million to 2.5 million shares, with the exact number to be based on the market price of the Common Stock shortly prior to closing. The Company has agreed to file a registration statement on Form S-3 registering the resale of the Common Stock issued in the transaction.
The parties have also entered into separate call and put agreements.  Under these agreements, the Company may purchase or be required to purchase up to the total remaining interests in USMM over a period beginning in 2015 and continuing through 2017.  Under certain circumstances, the agreements may be extended through 2020. At the Company’s sole option, up to 50% of the consideration to be issued for the purchase of the additional interests under these agreements may be funded with shares of Company Common Stock.  The Company has agreed to file a registration statement on Form S-3 registering the resale by the holders of the shares of Company Common Stock issued pursuant to these agreements.
These shares are expected to be issued in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering, and/or Rule 506 promulgated thereunder.

ITEM 7.01 REGULATION FD DISCLOSURE
On December 13, 2013, the Company issued a press release announcing its 2014 financial guidance and updating its 2013 financial guidance. The full text of the press release is included as Exhibit 99.1 to this report. The information contained in the website cited in the press release is not a part of this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.
99.1 Press release of Centene Corporation issued December 13, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date:	December 13, 2013	By:	/s/ William N. Scheffel
William N. Scheffel Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Centene Corporation issued December 13, 2013.